EXHIBIT 99.1

ICU Medical, Inc. and Medegen, Inc. Announce Resolution of Patent Litigation

SAN CLEMENTE and ONTARIO, Calif., Aug. 4, 2009 (GLOBE NEWSWIRE) -- ICU Medical, Inc. (Nasdaq:ICUI) and privately-held Medegen, Inc. announced today that the companies have reached an agreement to end litigation in the Central District of California alleging infringement of a patent owned by Medegen. ICU Medical and Medegen are pleased to shift their focus from the litigation to their business relationship.

About ICU Medical Inc.

ICU Medical, Inc. (Nasdaq:ICUI) is a leader in the development, manufacture and sale of proprietary, disposable medical connection systems for use in vascular therapy applications. ICU Medical's devices are designed to protect patients from catheter related bloodstream infections and healthcare workers from exposure to infectious diseases through accidental needle sticks or hazardous drugs. It is also a leader in the production of custom I.V. systems and incorporates proprietary products into many of those custom I.V. systems. For more information, visit www.icumed.com.

About Medegen, Inc.

Medegen is a leading innovator in infusion therapy, focused on helping hospitals drive greater clinical performance for improved patient care. The company provides clinically superior medical products and reliable, cost-effective manufacturing services to the medical community through its three operating units: Manufacturing Services, Maximus and KippMed. Manufacturing Services provides cost-effective contract manufacturing solutions to medical device and pharmaceutical companies. KippMed manufactures and markets IV therapy components for the OEM market, drawing from a 25-year history in IV component supply. Maximus develops, manufactures and markets needleless intravenous therapy products for the acute care market. Medegen is headquartered in Ontario, Calif. and has operations in Tijuana, Mexico. For more information, visit http://www.medegen.com.

CONTACT:  ICU Medical, Inc.
          Scott Lamb, Chief Financial Officer
          (949) 366-2183

          Medegen, Inc.
          Jeffrey S. Goble, President
          (480) 344-5000